EXHIBIT 8.1

[Vinson & Elkins L.L.P. Letterhead]

August 18, 2006

Plains All American Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002

Re:
Merger of Pacific Energy Partners, L.P. with and into Plains All American Pipeline, L.P.

Ladies and Gentlemen:

        In connection with the registration statement on Form S-4, as amended (File no. 333-135712) (the "Registration Statement") filed by Plains All American Pipeline, L.P., a Delaware limited partnership ("Plains"), relating to the merger (the "Merger") contemplated by the Merger Agreement, dated as of June 11, 2006 (the "Merger Agreement"), by and among Plains, Plains AAP, L.P., Plains All American GP, LLC, Pacific Energy Partners, L.P. ("Pacific"), Pacific Energy Management LLC and Pacific Energy GP, LP, you have requested our opinion regarding the description in the Registration Statement of material tax consequences of (i) the Merger to Plains and its unitholders and (ii) the holding of Plains units.

        In preparing our opinion, we have examined the Merger Agreement and the Registration Statement, including the joint proxy statement/prospectus that forms a part of the Registration Statement. In addition, we have examined such other documents, instruments and information as we considered necessary to enable us to express this opinion. Our opinion is also based on (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement (including, without limitation, the exhibits thereto) and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with, the terms set forth in, the Merger Agreement and the Registration Statement, and (3) representations made by Plains and Pacific with respect to certain factual matters (including the representations set forth in the letters dated August 18, 2006, and (4) financial information provided to us by you and Pacific.

        Based on the foregoing, unless otherwise noted in such discussion, the description of the law and the legal conclusions set forth in the discussion under the caption "Material Federal Income Tax Consequences" in the Registration Statement relating to the consequences of the Merger to Plains and its unitholders and of the holding of Plains units constitutes our opinion as to the material federal income tax consequences of the Merger to Plains and its unitholders and of the holding of Plains units.

        Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are "experts" within the meaning of such term as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P. Vinson & Elkins L.L.P.